Exhibit 5.1

Andrews Kurth LLP 600 Travis, Suite 4200 Houston, Texas 77002 +1.713.220.4200 Phone +1.713.220.4285 Fax andrewskurth.com

June 27, 2014

Integrated Electrical Services, Inc.

5433 Westheimer Road, Suite 500

Houston, TX 77056

Re: Integrated Electrical Services, Inc. Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as special counsel to Integrated Electrical Services, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing of a Registration Statement on Form S-1 (Registration No. 333-196551), as may be amended from time to time (the “Registration Statement”), pursuant to the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement includes a prospectus (the “Prospectus”) to be furnished to holders of shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), as of 5:00 p.m., Eastern Time, on July 7, 2014, in connection with the distribution by the Company to such holders of non-transferable subscription rights (the “Rights”) to subscribe for and purchase shares of Common Stock, including the associated preferred stock purchase rights (the “Preferred Stock Purchase Rights”). The Registration Statement relates the shares of Common Stock (the “Shares”), including the associated Preferred Stock Purchase Rights, to be issued and sold by the Company upon exercise of the Rights.

In connection with this opinion, we have examined and relied upon the originals, or copies certified to our satisfaction, of: (i) the Registration Statement and all exhibits thereto; (ii) the Company’s Second Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”); (iii) the Company’s Certificate of Designations of Series A Junior Participating Preferred Stock; (iv) the Company’s Bylaws (the “Bylaws”); (v) the Tax Benefit Protection Plan Agreement, dated as of January 28, 2013 (the “Tax Benefit Protection Plan”), by and between the Company and American Stock Transfer & Trust Company, LLC, as rights agent, (vi) a specimen stock certificate for the Common Stock; (vii) the Company’s form of subscription rights certificate, which will be used by the Company to evidence the Rights; (viii) the minutes and records of the corporate proceedings of the Company with respect to, among other matters, the distribution of the Rights; and (ix) such other documents, certificates, and records as we have deemed necessary for the expression of the opinion stated herein.

In our examination of the aforesaid documents, we have assumed and not verified (i) the genuineness of all signatures, (ii) the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, (iii) the authenticity of all original documents, and (iv) the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). As to all questions of fact material to these opinions, where such facts have not been independently established, and as to the content and form of certain minutes, records,

Austin     Beijing     Dallas     Dubai     Houston     London     New York     Research Triangle Park     The Woodlands     Washington, DC

June 27, 2014

resolutions or other documents or writings of the Company, we have relied, to the extent we have deemed reasonably appropriate, upon representations or certificates of officers of the Company or governmental officials without independent check or verification of their accuracy. Finally, we have assumed that any certificates representing the shares of Common Stock, when issued, will comply with the Delaware General Corporation Law (the “DGCL”), the Certificate of Incorporation and the Bylaws.

Based upon the foregoing and subject to the assumptions, limitations and qualifications stated herein, we are of the opinion that:

1.	The issuance of the Rights has been duly authorized by the Company, and upon issuance, as described in the Registration Statement, the Rights will be valid and binding obligations of the Company.

2.	The Shares have been duly authorized by the Company, and upon issuance and delivery thereof as described in the Registration Statement, against payment to the Company of the subscription price for such Shares in full, such Shares will be validly issued, fully paid and nonassessable, and the associated Preferred Stock Purchase Rights will constitute valid and binding obligations of the Company.

The opinions set forth above are also subject to the following qualifications and exceptions.

1.	The above opinions are subject to: (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or other similar law of general application that affects creditors’ rights, (ii) the provisions of applicable law pertaining to the voidability of preferential or fraudulent transfers and conveyances and (iii) the fact that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefore may be brought.

2.	The above opinions are subject to the effect of general principles of equity, including (without limitation) concepts of materiality, reasonableness, good faith and fair dealing, and other similar doctrines affecting the enforceability of agreements generally (regardless of whether considered in a proceeding in equity or at law).

3.

In rendering the opinion set for above with respect to the Preferred Stock Purchase Rights, we have assumed that the Board of Directors of the Company has acted and will act in accordance with its fiduciary duties with respect to the authorization, execution, delivery and administration of the Tax Benefit Protection Plan and the issuance and administration of the Preferred Stock Purchase Rights. It should be understood that (i) the Preferred Stock Purchase Rights, by their terms, are subject under certain circumstances to becoming void in the hands of certain holders or purported transferees, (ii) our opinion addresses the Preferred Stock Purchase Rights and the Tax Benefit Protection Plan in their entirety and does not address the validity or binding effect of any particular provision of the Preferred Stock Purchase Rights or the Tax Benefit Protection Plan, and (iii) the effect, if any, that the invalidity of any particular provision of the Tax Benefit Protection Plan or the

June 27, 2014

Preferred Stock Purchase Rights may have on any other provision, or the entirety of, the Tax Benefit Protection Plan or the Preferred Stock Purchase Rights is not settled under applicable law and could be affected by the facts and circumstances existing at the time of any adjudication of the issue. It should also be understood that our opinion does not address the substance or consequences of any determination that a court of competent jurisdiction may make regarding whether the Board of Directors of the Company would be required to redeem or terminate, or take other actions with respect to, the Tax Benefit Protection Plan or the Preferred Stock Purchase Rights at some future time based on the facts and circumstances existing at that time.

We express no opinion other than as to the DGCL (which is deemed to include the applicable provisions of the Delaware Constitution and reported judicial opinions interpreting those laws).

We hereby consent to the filing of this opinion with the Securities and Exchange Commission (the “Commission”) as an exhibit to the Registration Statement and the use of our name under the caption “Legal Matters” in the Prospectus. In giving such consent, we do not thereby concede that our firm is within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder. This opinion speaks as of its date, and we undertake no, and hereby disclaim any, duty to advise as to changes of fact or law coming to our attention after the delivery hereof on such date.

Very truly yours,

/s/ ANDREWS KURTH LLP